Exhibit 99.1

FOR IMMEDIATE RELEASE

WORLD POKER TOUR® JOINS FORCES WITH FSN ON ONLINE, TELEVISION DEAL, KICKING OFF SERIES OF STRATEGIC ALLIANCES

Collaborations Commence with CLUBWPT.com TV Series

(LOS ANGELES) July 31, 2008 — WPT Enterprises, Inc. (Nasdaq: WPTE) has aligned with Fox Sports Net (a division of News Corporation) in a deal involving WPT’s online assets. WPTE and FSN will kick off their collaboration in September with the creation of a television series based on WPTE’s subscription and sweepstakes game offering, CLUBWPT.com.

Each week, players will have multiple chances to win a seat in the TV series by playing in poker and blackjack tournaments on CLUBWPT.com.  Weekly episodes telecast nationally on FSN will feature a new final table with CLUBWPT.com members battling it out on the felt for cash prizes.

Conducted under United States sweepstakes rules, CLUBWPT.com is a subscription-based online club offering daily poker and blackjack events targeting the estimated 60 million poker players in the United States.  Players receive points to play in over 4000 live poker and blackjack tournaments, sit-n-go’s and ring games for a chance to win over $100,000 in cash and prizes each month, including $10,000 seats into World Poker Tour main events.  For a $19.95 monthly subscription, CLUBWPT.com members receive additional benefits including magazine subscriptions, travel and entertainment discounts in Las Vegas and other VIP content. To get details on how to join CLUBWPT.com, for information on alternative means of entry or to get a two-week free trial, visit www.CLUBWPT.com.

“FSN takes pride in its progressive approach to programming and is pleased to be the new home for the World Poker Tour. The WPT is synonymous with big event poker and is a firmly established household brand,” said George Greenberg, FSN Executive Vice President of Programming and Production. “The marriage is perfect.”

“FSN is a reigning media giant whose unparalleled energy and resources will benefit CLUBWPT.com on a whole new level.  We look forward to building our relationship with them and establishing additional deals to help reach the huge market potential that CLUBWPT.com holds,” said Steve Lipscomb, WPT Founder, President and CEO.

FSN’s 16 owned-and-operated regional networks and its affiliated networks reach more than 80 million homes across the U.S.  In addition to the

CLUBWPT.com television series, FSN will exclusively broadcast 26 all-new episodes from World Poker Tour Season VII.

No purchase is necessary for the Club sweepstakes and the service is void in states where prohibited.  For full details go to www.CLUBWPT.com.

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ABOUT WPTE

WPT Enterprises, Inc. (Nasdaq: WPTE) is a company engaged in the creation of internationally branded entertainment and consumer products driven by the development, production, and marketing of televised programming based on gaming themes. WPTE is the creator of the World Poker Tour®, a television show based on a series of high-stakes poker tournaments that has been licensed for broadcast globally.  WPT Season VI airs Monday nights at 9pm ET/PT on GSN in the United States, and WPT Season VII will air on FSN. WPTE also offers real-money online gaming on its website, www.worldpokertour.com, which prohibits wagers from players in the U.S. and certain other restricted territories.  WPTE also has operations in mainland China, pursuant to an agreement with the China Leisure Sports Administrative Center where WPTE is developing and marketing the WPT China National Traktor Poker Tour. In January 2008, the company launched CLUBWPT.com, an innovative subscription-based online poker club targeted to the estimated 60 million poker players in the United States and is currently offered in 38 States. WPTE currently licenses its brand to companies in the business of poker equipment and instruction, apparel, publishing, electronic and wireless entertainment, DVD/home entertainment, casino games, and giftware. The company is also engaged in the sale of corporate sponsorships. For show information, tools for improving poker play, and other WPT news, fans may log on to www.worldpokertour.com. WPTE is a majority owned subsidiary of Lakes Entertainment, Inc. (Nasdaq: LACO).

WPTEG

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by WPT Enterprises, Inc.) contains statements that are forward-looking, such as statements relating to the expansion of WPTE’s brand licensing, the development of new television and film projects, the development of WPTE corporate sponsors and other business development activities, as well as statements regarding other capital spending, financing sources and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of WPTE. These risks and uncertainties include, but are not limited to, the risk that WPTE may not obtain sufficient sponsorship revenues for Season VII programming of the WPT; difficulty of predicting the growth of our online gaming business, which is a relatively new industry with an increasing number of market entrants; reliance on the efforts of CryptoLogic to develop and maintain the online gaming website in compliance with WPTE’s business model and applicable gaming laws; the potential that our television programming will fail to maintain a sufficient audience; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review WPTE’s filings with the Securities and Exchange Commission.

FSN is the nation’s leading provider of local sports.  FSN’s 16 owned-and-operated regional networks and its affiliated networks reach more than 80 million homes across the U.S.  FSN serves as the TV home to nearly two-thirds of all MLB, NHL and NBA teams based in the United States. FSN also produces close to 5,000 live local events each year, including more than 1,600 in high definition.  In addition to its thousands of home team games and a wide variety of locally produced sports programs, FSN televises national sports events and programs, including Pac-10 and ACC basketball and Pac-10 and Big 12 football.

Contact:

Lyndsay LaGree

WPT Enterprises

323 599 9145

llagree@worldpokertour.com